Kohl’s Provides Business Update Related to COVID-19

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—March 19, 2020-- Kohl’s Corporation (NYSE:KSS) today announced a business update related to COVID-19.

Michelle Gass, Kohl's chief executive officer, said, "The health and safety of our associates and customers is our top priority.  As a result of the escalating COVID-19 pandemic, and to do our part in helping to slow the spread of the virus, we are closing our stores nationwide through at least April 1.  We will continue to serve customers on Kohls.com and our Kohl’s App, and we look forward to reopening our stores soon to serve families across the country.”

The Company is taking the following actions to manage through this evolving situation.  Effective March 19, 2020 at 7:00 p.m. local time, the Company will close its stores nationwide through at least April 1, 2020.  Kohl’s will support store associates with two calendar weeks of pay.  The Company continues to serve customers 24-hours a day through its digital platforms on Kohls.com and the Kohl’s App.

Given the uncertainty related to the COVID-19 impact on its business, including the duration and demand for the merchandise it sells, the Company is withdrawing the guidance it provided for the first quarter and full year 2020 that was issued on March 3, 2020.

The Company is also appropriately adjusting its operational needs, including a significant reduction in expenses and inventory.  In addition, as a precautionary measure, the Company is modifying its capital allocation plan for 2020, which includes decreasing its capital expenditures, temporarily suspending its share repurchases and evaluating its dividend program. The Company remains committed to paying a dividend over the long-term and to the extent it makes a near-term change in its program due to the COVID-19 impact, it would seek to resume its approach following stabilization in the environment.  As previously communicated, the Company will pay a quarterly cash dividend of 70.4 cents per common share on April 1, 2020 to shareholders of record at the close of business on March 18, 2020.  Further, the Company is leveraging its balance sheet and has fully drawn its $1 billion unsecured credit facility to increase its cash position and preserve its financial flexibility.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $750 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com